Exhibit 99-2

                         Opinion and Consent of Counsel







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                                  Exhibit 99-2

                         Opinion and Consent of Counsel



ING[logo]

AMERICAS

US Legal Services



J. Neil McMurdie
Counsel
(860) 723-2229
Fax: (860) 723-2216
neil.mcmurdie@us.ing.com



April 28, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Attention:  Filing Desk

RE:  ING LIFE INSURANCE AND ANNUITY COMPANY (FORMERLY AETNA LIFE INSURANCE
     AND ANNUITY COMPANY) AND ITS VARIABLE LIFE ACCOUNT B
     POST-EFFECTIVE AMENDMENT NO. 18 TO THE REGISTRATION STATEMENT ON FROM S-6 PROSPECTUS TITLE: AETNAVEST & AETNAVEST II
     SEC FILE NOS. 33-76004* AND 811-04536

Ladies and Gentlemen:

The undersigned serves as counsel to ING Life Insurance and Annuity Company, a Connecticut life insurance company (the "Company"). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940.

In connection with this opinion, I have reviewed, or supervised the review of, this Post-Effective Amendment No. 18 to the Registration Statement on Form S-6 (File No. 33-76004). This filing describes the AetnaVest and AetnaVest II Flexible Premium Variable Universal Life Insurance policies (the "Policies") offered by the Company through its Variable Life Account B (the "Account"). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Connecticut.

2. The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Connecticut.


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*  Pursuant to Rule 429(a) under the Securities Act of 1933, the Registrant has included a combined prospectus under this Registration Statement which includes all the information which would currently be required in a prospectus relating to the securities covered by Registration Statement No. 33-02339.


Hartford Site                                ING North America Insurance Company
151 Farmington Avenue, TS31
Hartford, CT 06156-8975

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3.   The assets of the Account will be owned by the Company. Under Connecticut law and the provisions of the Policies, the income, gains and losses, whether or not realized from assets allocated to the Account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.

4. The Policies provide that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Policies.

5. The Policies, when issued in accordance with the Prospectus constituting a part of the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,



/s/ J. Neil McMurdie
    ----------------
J. Neil McMurdie